Exhibit 99.1

New Media Announces Strong Fourth Quarter & Full Year 2017 Results, Dividend of $0.37 per Common Share and the Anticipated Acquisition of the Eugene, Oregon Register-Guard for $14.25 million

NEW YORK, N.Y. February 28, 2018 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Financial Summary

•	New Media declares a cash dividend of $0.37 per common share for the fourth quarter of 2017

•	Total revenues of $394.4 million, an increase of 18.2% to prior year on a reported basis, and down 5.6% on an organic same store basis, an improvement of 80bps sequentially, from the third quarter

•	Digital revenue of $41.7 million, an increase of 28.6% to prior year on a reported basis

•	Operating income of $32.4 million

•	Net income of $26.4 million

•	As Adjusted EBITDA of $59.0 million*

•	Free Cash Flow of $47.8 million*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $82.6 million at the close of 2017

Full Year 2017 Financial Summary

•	Total revenues of $1,342.0 million, which were up 6.9% to prior year on a reported basis and down 5.9% to prior year on an organic same store basis

•	Digital revenue of $143.4 million, an increase of 15.7% on a reported basis

•	Operating income of $34.6 million

•	Net loss of $0.9 million

•	As Adjusted EBITDA of $166.1 million*

•	Free Cash Flow of $126.0 million*

Fourth Quarter 2017 & Subsequent Business Highlights

•	Closed the acquisition of certain newspapers and related assets of Morris Publishing Group (“Morris”) on October 2, 2017 for $120.0 million

•	Closed the acquisition of substantially all of the assets of E.A. Sherman Publishing Company in Newport, RI for $1.3 million on October 27, 2017

•	Anticipated closing of the acquisition of the Eugene, OR Register-Guard in the first quarter for $14.25 million

•	Anticipated closing of the acquisition of the Holden, MA Landmark Corp. in the first quarter for $1.2 million

•	Closed on $50 million of term loan debt on February 16, 2018 via the accordion feature of existing credit facility. $49.2 million of net proceeds brings pro-forma liquidity, consisting of cash on the balance sheet and undrawn revolver, to $131.8 million.

•	UpCurve, our small and medium business (“SMB”) solutions platform, achieved another record quarter and year with $20.8 million and $71.3 million in revenue, respectively, a 31.7% increase to prior year for the quarter and a 34.5% increase to 2016 for the full yearΔ

•	Encouraging revenue trends and initiatives that give New Media confidence heading into 2018:

Δ Comparison to prior year reported Propel Business Services revenue.

•	Continued improvement of our organic same store revenue trend, resulting from our new business growth initiatives

•	UpCurve Cloud achieved $4.2 million in revenue in the fourth quarter, up 64.2% over prior year with churn less than 10% and over 65% of revenue is recurring

•	New Media’s events business more than doubled revenue over the prior year to $15.7 million in 2017 through hosting 235 events

•	Our view of acquisition pipeline remains strong with several attractive opportunities potentially available on the near-term horizon

Summary of Fourth Quarter and Full Year 2017 Results

($ in million, except per share)
GAAP Reporting	Q4 2017	FY 2017
Revenues	$394.4	$1,342.0
Operating income	$32.4	$34.6
Net income / (loss)	$26.4	$(0.9)

Non-GAAP Reporting*	Q4 2017	FY 2017
As Adjusted EBITDA	$59.0	$166.1
Free Cash Flow	$47.8	$126.0

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

“We are pleased with our strong results in the fourth quarter, especially the continued improvement to our organic same store revenue trend, which improved 80bps sequentially from our third quarter performance,” said Michael E. Reed, New Media President and Chief Executive Officer. “This was a result of strong performance from our stable and growing revenue areas led by UpCurve, GateHouse Live, and circulation revenue. We are further encouraged by the start to the first quarter this year, and expect our organic same store revenue trend to continue to improve over our fourth quarter results.”

“We have also been working to integrate the Morris Publishing Group acquisition, which contributed to a strong quarter for us. We are also excited about our current pipeline for deals, including the anticipated transactions we are announcing today in Eugene, Oregon and in Massachusetts. The Register-Guard, in Eugene, Oregon, is expected to be a great addition to our footprint in the west, with its long history of being the dominant source of news in the Willamette Valley and over 47,000 Sunday circulation. We are excited that the Baker family has trusted us as the next steward for this paper.”

“Digital revenue saw a 28.6% increase in the quarter versus prior year, growing to $41.7 million, with UpCurve being the largest driver. UpCurve earned $20.8 million in revenue this quarter, up 31.7% to prior year, and had nearly 15,000 active SMB customers at the close of the year. UpCurve Cloud, our IT services business, continues to see strong growth with revenue increasing 64.2% from prior year. We now fulfill over 100,000 G-Suite and SugarCRM licenses for SMBs nationwide, which has been a great recurring revenue business with less than 10% annual churn. We are very excited about this fast growing area, as it is in high demand with SMBs today.”

“GateHouse Live, our events division, delivered on its forecast to more than double its revenue in 2017 over the prior year, finishing with $15.7 million. We launched this business in 2015 and it has successfully grown to 235 events in 2017 across our communities. We now have several proven signature events that we have rolled out across our top markets and are investing in both creating new events and further expanding our current events into more markets. We expect continued strong growth from this business in 2018.”

“Another segment of our business that we are highly focused on is our single largest revenue category, circulation. Importantly this quarter, circulation revenue saw a 90bps improvement over its third quarter trend and was down 0.6% on an organic same store basis to prior year. We are focused on maintaining this trend throughout 2018 as we expect this category to grow to over $500 million in annual revenue for us and we believe its stability will help lead to overall improved organic same store revenue trends.”

“With the strong close to 2017, we are optimistic in our ability to continue to deliver solid returns for shareholders in 2018. We believe with the continued growth of our new business initiatives and pipeline of attractive acquisition opportunities, we are well positioned to deliver returns for our shareholders. We are also pleased to announce that our board approved a dividend of $0.37 per share for the quarter, which adds to the total return for our shareholders and shows the confidence we have in our business as we head into 2018.”

Fourth Quarter 2017 Financial Results

New Media recorded total revenues of $394.4 million for the quarter, up 18.2% to the prior year, and down 5.6% on an organic same store basis. This was an improvement of 80bps from the third quarter organic same store trend. Traditional Print Advertising decreased 13.2% on an organic same store basis, an improvement of 80bps from the third quarter trend. We continue to see pressure on brick and mortar retailers, a source of revenue for this category.

Digital revenue increased 28.6% on a reported basis to the prior year to $41.7 million. UpCurve generated $20.8 million in revenue, an increase of 31.7% to the prior year on a reported basis.

Circulation revenue declined 0.6% on an organic same store basis. Commercial Print, Distribution and Events revenue increased 6.2% to the prior year, on an organic same store basis, with GateHouse Live being a large contributor to this growth.

Operating income was $32.4 million and Net income was $26.4 million.

As Adjusted EBITDA and Free Cash Flow were $59.0 million and $47.8 million, respectively.

Fourth Quarter 2017 Dividend

New Media’s Board of Directors declared a fourth quarter 2017 cash dividend of $0.37 per share of common stock. The dividend is payable on March 22, 2018 to shareholders of record as of the close of business on March 14, 2018.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Full Year 2017 Financial Results

New Media recorded revenues of $1,342.0 million in 2017, which represents an increase of 6.9% when compared to the prior year on a reported basis, and a decrease of 5.9% on an organic same store basis.

Total Print Advertising decreased 13.3% from prior year on an organic same store basis to $594.2 million.

UpCurve contributed $71.3 million to Digital revenue, and was up 34.5% to the prior year on a reported basis. Total digital revenue was $143.4 million for the year, growing 15.7% to prior year on a reported basis.

Circulation revenue, our largest individual revenue category, saw revenue of $474.3 million in 2017, down 0.4% to the prior year on an organic same store basis. Commercial Print, Distribution and Events revenue was $130.1 million, growing 2.0% to prior year on an organic same store basis.

Operating income ended the year at $34.6 million and New Media recorded a Net loss of $0.9 million.

As Adjusted EBITDA and Free Cash Flow were $166.1 million and $126.0 million for the year, respectively.

New Media’s 2017 dividends will not be treated as taxable dividends, as they are a return of capital.

	Record Date	Pay Date	Distribution	Form	Ordinary Dividend	Qualified Dividend(1)	Long- Term Capital Gain	Return of Capital
4Q16	3/8/2017	3/16/2017	0.35	Cash	0.00	0.00	0.00	0.35
1Q17	5/10/2017	5/18/2017	0.35	Cash	0.00	0.00	0.00	0.35
2Q17	8/9/2017	8/17/2017	0.35	Cash	0.00	0.00	0.00	0.35
3Q17	11/8/2017	11/16/2017	0.37	Cash	0.00	0.00	0.00	0.37

Total			1.42		0.00	0.00	0.00	1.42

(1)	Qualified Dividend is a subset of, and included in, the Ordinary Dividend amount.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Wednesday, February 28, 2018 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Fourth Quarter Earnings Call” or access code “8865249.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately three hours following the call’s completion through 10:59 P.M. Eastern Time on Wednesday, March 14, 2018 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “8865249.”

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions to our small and medium business partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 142 daily publications. As of December 31, 2017, New Media operates in over 565 markets across 38 states reaching over 22 million people on a weekly basis and serves approximately 215,000 business customers.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to deliver on our investment thesis and execute on our operational strategy, our ability to complete the anticipated acquisitions described in this press release and the anticipated timing of closing such acquisitions, the availability of future acquisitions and strategic opportunities, finding, pursuing and completing future acquisitions and strategic opportunities and the benefits associated with such opportunities, expected revenue trends, including expectations for revenue growth, our ability to pay and continue to grow our dividend and deliver shareholder returns, growing our digital business and revenues, growing our events business and revenues, growing our circulation revenues and the impact of such growth on organic same store revenue trends, and our ability to identify, implement, and realize expense savings. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in traditional revenue categories, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2017	December 25, 2016
Assets
Current assets:
Cash and cash equivalents	$43,056	$172,246
Restricted cash	3,106	3,406
Accounts receivable, net of allowance for doubtful accounts of $5,998 and $5,478 at December 31, 2017 and December 25, 2016, respectively	151,692	138,115
Inventory	18,654	18,167
Prepaid expenses	23,378	18,720
Other current assets	23,311	19,694

Total current assets	263,197	370,348
Property, plant, and equipment, net of accumulated depreciation of $171,395 and $130,839 at December 31, 2017 and December 25, 2016, respectively	373,123	381,319
Goodwill	236,555	227,954
Intangible assets, net of accumulated amortization of $67,588 and $43,632 at December 31, 2017 and December 25, 2016, respectively	403,493	351,477
Other assets	7,178	4,932

Total assets	$1,283,546	$1,336,030

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,716	$14,387
Accounts payable	15,750	19,105
Accrued expenses	97,027	84,389
Deferred revenue	88,164	77,987

Total current liabilities	203,657	195,868
Long-term liabilities:
Long-term debt	357,195	338,860
Long-term liabilities, less current portion	14,759	12,597
Deferred income taxes	8,080	7,786
Pension and other postretirement benefit obligations	25,462	25,946

Total liabilities	609,153	581,057

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at December 31, 2017 and December 25, 2016; 53,367,853 and 53,543,226 issued at December 31, 2017 and December 25, 2016, respectively	534 #	531
Additional paid-in capital	683,168	742,543
Accumulated other comprehensive loss	(5,461)	(3,977)
(Accumulated deficit) retained earnings	(2,767)	16,293
Treasury stock, at cost, 140,972 and 46,438 shares at December 31, 2017 and December 25, 2016, respectively	(1,081)	(417)

Total stockholders’ equity	674,393	754,973

Total liabilities and stockholders’ equity	$1,283,546	$1,336,030

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Operations

and Comprehensive (Loss) Income

(In thousands, except per share data)

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Revenues:
Advertising	$201,563	$182,426	$683,990	$684,900
Circulation	140,164	108,833	474,324	421,497
Commercial printing and other	52,704	42,325	183,690	148,959

Total revenues	394,431	333,584	1,342,004	1,255,356
Operating costs and expenses:
Operating costs	210,287	179,329	742,822	699,312
Selling, general, and administrative	128,993	108,818	448,331	414,983
Depreciation and amortization	19,773	17,410	74,394	67,774
Integration and reorganization costs	2,086	820	8,903	8,352
Impairment of long-lived assets	657	—	7,142	—
Goodwill and mastheads impairment	—	—	27,448	—
Loss (gain) on sale or disposal of assets	211	239	(1,649)	3,564

Operating income	32,424	26,968	34,613	61,371
Interest expense	8,193	7,366	30,476	29,635
Loss on early extinguishment of debt	—	—	4,767	—
Other (income) expense	(121)	2,731	(196)	2,414

Income (loss) before income taxes	24,352	16,871	(434)	29,322
Income tax (benefit) expense	(2,076)	2,375	481	(2,319)

Net income (loss)	$26,428	$14,496	$(915)	$31,641

Income (loss) per share:
Basic:
Net income (loss)	$0.50	$0.31	$(0.02)	$0.70
Diluted:
Net income (loss)	$0.50	$0.31	$(0.02)	$0.70
Dividends declared per share	$0.37	$0.35	$1.42	$1.34
Comprehensive income (loss)	$24,861	$13,616	$(2,399)	$30,822

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended	Year ended
	December 31, 2017	December 25, 2016
Cash flows from operating activities:
Net (loss) income	$(915)	$31,641
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	74,394	67,774
Non-cash compensation expense	3,135	2,442
Non-cash interest expense	2,339	2,786
Non-cash loss on early extinguishment of debt	2,344	—
Deferred income taxes	294	(2,862)
(Gain) loss on sale or disposal of assets	(1,649)	3,564
Pension and other postretirement benefit obligations	(1,963)	(2,276)
Impairment of long-lived assets	7,142	—
Goodwill and mastheads impairment	27,448	—
Non-cash charge to investments	250	2,766
Changes in assets and liabilities:
Accounts receivable, net	4,981	14,880
Inventory	1,073	(999)
Prepaid expenses	(3,538)	(1,805)
Other assets	(4,332)	(3,617)
Accounts payable	(3,996)	4,986
Accrued expenses	6,645	(21,723)
Deferred revenue	(4,607)	(629)
Other long-term liabilities	1,761	1,433

Net cash provided by operating activities	110,806	98,361

Cash flows from investing activities:
Purchases of property, plant, and equipment	(11,090)	(10,631)
Proceeds from sale of publications and other assets	14,972	3,284
Acquisitions, net of cash acquired	(164,155)	(137,486)

Net cash used in investing activities	(160,273)	(144,833)

Cash flows from financing activities:
Payment of debt issuance costs	(3,576)	—
Borrowings under term loans	20,000	—
Repayments under term loans	(14,443)	(3,509)
Payment of offering costs	(431)	(83)
Issuance of common stock, net of underwriter’s discount	—	135,849
Purchase of treasury stock	(664)	(417)
Repurchase of common stock	(5,001)	—
Payment of dividends	(75,608)	(59,760)

Net cash (used in) provided by financing activities	(79,723)	72,080

Net (decrease) increase in cash and cash equivalents	(129,190)	25,608
Cash and cash equivalents at beginning of period	172,246	146,638

Cash and cash equivalents at end of period	$43,056	$172,246

Supplemental disclosures on cash flow information:
Cash interest paid	$33,626	$26,908
Cash income taxes paid	$52	$2,601

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA and Free Cash Flow

(In thousands, except share data)

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Net income (loss)	$26,428	$14,496	$(915)	$31,641
Income tax (benefit) expense	(2,076)	2,375	481	(2,319)
Interest expense	8,193	7,366	30,476	29,635
Impairment of long-lived assets	657	—	7,142	—
Loss on early extinguishment of debt	—	—	4,767	—
Goodwill and mastheads impairment	—	—	27,448	—
Depreciation and amortization	19,773	17,410	74,394	67,774

Adjusted EBITDA from continuing operations	52,975	41,647	143,793	126,731
Non-cash compensation and other expense	3,705	6,945	15,021	17,175
Integration and reorganization costs	2,086	820	8,903	8,352
Loss (gain) on sale or disposal of assets	211	239	(1,649)	3,564

As Adjusted EBITDA	58,977	49,651	166,068	155,822
Interest Paid(1)	(6,917)	(6,748)	(26,983)	(26,908)
Net capital expenditures	(3,884)	(2,900)	(11,090)	(10,631)
Pension payments	(160)	(479)	(1,963)	(2,276)
Cash taxes(2)	(203)	(693)	(52)	(2,601)

Free Cash Flow	47,814	38,831	125,980	113,406

Basic weighted average shares outstanding	52,876,929	47,391,972	53,010,421	45,234,369
Diluted weighted average shares outstanding	53,094,493	47,466,939	53,010,421	45,316,907

(1)	Average interest paid during 2017 for the twelve month period.
(2)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store and Organic Same Store Revenues

(In thousands)

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Total revenues from continuing operations	$394,431	$333,584	$1,342,004	$1,255,356
Revenue adjustment for material acquisitions(1)	—	—	—	773

Same Store Revenues	394,431	333,584	1,342,004	1,256,129
Tuck-in Acquisitions(2)	(63,129)	(3,090)	(150,197)	(10,106)
53rd Week Adjustment	(19,438)	—	(19,438)	—

Organic Same Store Revenues	$311,864	$330,494	$1,172,369	$1,246,023

(1)	Material acquisitions include Erie.
(2)	Tuck-in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.